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                                                                    Exhibit 99.1

News Release                          Contact: Investor Relations (800) 820-0181
------------                                      Melissa Marsden (303) 576-2622

      SHAREHOLDERS APPROVE PROLOGIS MERGER WITH MERIDIAN INDUSTRIAL TRUST

DENVER -- March 30, 1999 -- Shareholders of ProLogis (NYSE: PLD), a leading global provider of distribution services and facilities, and Meridian Industrial Trust (NYSE: MDN), overwhelmingly approved the merger of Meridian with and into ProLogis, effective March 30, 1998. More than 88% of ProLogis' total shares outstanding were voted at the company's special meeting of shareholders today, with 97% of those shares voted in favor of the merger. The merged companies will operate under the ProLogis name.

The company previously disclosed that after the close of the merger it would re-evaluate its annual dividend to take into consideration the operating performance of the company, including Meridian for 1999, while maintaining the minimum payout ratio consistent with ProLogis' financial strategy. Following this evaluation, ProLogis announced an increase in its annual common stock dividend for the sixth consecutive year to $1.30 per share from $1.24 per share in 1998. The ProLogis Board declared ProLogis' second quarter dividend in the amount of $0.3272 per common share, payable on May 27, 1999, to holders of record on May 13, 1999.

ProLogis is a leading global provider of integrated distribution services, with nearly 1,500 distribution facilities owned and operating throughout North American and Europe. ProLogis has built the industry's first and only global network of distribution facilities with the primary objective to build shareholder value by becoming the leading provider of distribution services. The company expects to achieve this objective through the ProLogis Operating System/TM/, and its commitment to be "The Global Distribution Solution" by providing exceptional corporate distribution services and facilities to meet customer expansion and reconfiguration needs globally. Following the merger with Meridian, ProLogis now has approximately 166.4 million square feet of distribution facilities operating or under development in 94 global markets.

In addition to historical information, this press release contains forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which ProLogis operates, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed or forecasted in this press release.


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